Exhibit 99.1

Allied Nevada Gold Corp. 9790 Gateway Drive Suite 200 Reno, NV 85921 USA

Allied Nevada Retains 100% Ownership of Hasbrouck and Three Hills Properties

Reno, Nevada, August 23, 2010 – Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-A: ANV) announces that Newmont Mining Corp. (“Newmont”) has notified the Company that it does not elect to enter into a joint venture agreement for the Hasbrouck and Three Hills properties, located near Tonopah, Nevada.

Allied Nevada completed an initial three core-hole program in June of this year with significant intercepts including:

•	HSB10-001—120 meters grading 1.57 g/t Au1 and 36.71 g/t Ag1 (2.22 g/t AuEq1,2)

•	HSB10-002—123 meters grading 0.81 g/t Au and 19.25 g/t Ag (1.15 g/t AuEq)

•	HSB10-003—108 meters grading 0.85 g/t Au and 20.14 g/t Ag (1.2 g/t AuEq)

“We are excited about the potential at Hasbrouck and will be working towards providing an updated 43-101 compliant resource following this second phase of the drill program,” commented Dave Flint, Vice President, Exploration for Allied Nevada. “We have a number of opportunities to explore in Nevada and Hasbrouck represents one of the nearer-term projects we think could add value to the Company.”

All three holes have encountered gold and silver mineralization which is higher grade than the average resource grade of 0.79 g/t Au and 10.97 g/t Ag. These core holes have been drilled at a large diameter to provide samples for metallurgical testing. Historical column leach tests indicate that recoveries could be 54.1% for gold and 19.2% for silver at a crush size of 80% passing 3/8 inch and after 51 days of leaching.

Allied Nevada will begin a 30-hole exploration program at Hasbrouck in September 2010. The primary goals of this program are to upgrade and increase the current resource, test the depth of mineralization and provide further samples for metallurgical testing.

The Hasbrouck Mountain project is an advanced stage exploration project where, historically, 151 holes totaling 22,433 meters have been drilled on the property by various predecessors including Cordex and Newmont. All historical drilling on the property was completed using conventional rotary and reverse circulation technology. The property hosts an indicated mineral resource of 18.4 million tonnes at an average grade of 0.79 g/t Au and 10.97 g/t Ag for 459,000 contained ounces of gold and 6.5 million contained ounces of silver, as reported in the NI 43-101 compliant technical report dated August 14, 2006, and filed on SEDAR.

Hasbrouck mineralization was deposited by an epithermal hot-spring system and is accompanied by pervasive silicification, with associated adularia and pyrite. The property is located approximately 50 miles south of the Round Mountain open pit mine, a joint venture between Kinross Gold and Barrick Gold.

[1]	g/t Au = grams per tonne gold; g/t Ag = grams per tonne silver; g/t AuEq = grams per tonne gold equivalent
[2]	Gold equivalent grades were calculated using a gold price of $800 and silver price of $14 for a silver to gold equivalent conversion factor of 57.14 to 1.

Allied Nevada will retain 100% ownership in these properties, subject to a 2% net smelter return royalty to Newmont upon attaining commercial production. As per the agreement between Allied Nevada’s predecessor company, Vista Gold Corp., and Newmont Capital Limited, Newmont is entitled to receive US$500,000 upon commencement of commercial production and an additional US$500,000 if the gold price exceeds US$400 per ounce for any three calendar month period following commercial production.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the Company’s expectation of exploration programs at Hasbrouck; the potential for confirming, upgrading and expanding oxide gold and silver mineralized material at Hasbrouck; reserve and resource estimates; estimates of gold and silver grades; estimates of recovery rates; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Cautionary Note to U.S. Investors Regarding Estimates of Measured, Indicated and Inferred Resources

This press release uses the terms “measured”, “indicated” and “inferred” “resources.” We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the SEC does not recognize them. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimates of “inferred mineral resources” may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute “reserves” as in-place tonnage and grade without reference to unit measures. The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC. U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally mineable.

The technical contents of this press release have been prepared under the supervision of or verified by Mr. Scott Wilson of Scott E. Wilson Mining, who is a Qualified Person as defined by National Instrument 43-101.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com.

Newmont elects to not enter into JV for Hasbrouck | 2